As filed with the U.S. Securities and Exchange Commission on April 23, 2008
1940 Act File No. 811-21031
U.S SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

☒	Registration Statement under the Investment Company Act of 1940

☒	Amendment No. 1

________________
ACP STRATEGIC OPPORTUNITIES FUND II, LLC
(Exact Name of Registrant as Specified in Charter)
______________________________________________
1235 Westlakes Drive, Suite 130
Berwyn, PA 19312
(Address of Principal Executive Offices)

610-993-9999
(Registrant’s Telephone Number, including Area Code)

Gary E. Shugrue
Ascendant Capital Partners, LP
1235 Westlakes Drive, Suite 130
Berwyn, PA 19312
610-993-9999
(Name and Address of Agent for Service)

CROSS-REFERENCE SHEET

N-2 ITEM	LOCATION IN REGISTRATION STATEMENT NUMBER

PART A

1.	Outside Front Cover	Cover Page

2.	Cover Pages; Other Offering Information	Cover Page

3.	Fee Table and Synopsis	FEES AND EXPENSES

4.	Financial Highlights	Not Applicable

5.	Plan of Distribution	PLAN OF DISTRIBUTION (SAI)

6.	Selling Members	Not Applicable

7.	Use of Proceeds	USE OF PROCEEDS (SAI)

8.	General Description of the Registrant	GENERAL DESCRIPTION OF THE FUND; INVESTMENT OBJECTIVE AND GOALS; INVESTMENT STRATEGIES AND SELECTION OF UNDERLYING FUNDS; RISK FACTORS

9.	Management	INVESTMENT MANAGER

10.	Capital Stock, Long-Term Debt, and Other Securities	REDEMPTIONS AND REPURCHASES OF UNITS; TAXES

11.	Defaults and Arrears on Senior Securities	Not Applicable

12.	Legal Proceedings	Not Applicable

13.	Table of Contents of the Statement of Additional Information	TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

PART B

14.	Cover Page	Cover Page

15.	Table of Contents	TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL

16.	General Information and History	GENERAL DESCRIPTION OF THE FUND

17.	Investment Objectives and Policies	INVESTMENT STRATEGIES AND SELECTION OF UNDERLYING FUNDS

18.	Management. The Fund's Investment Adviser; Portfolio Manager; Board of Directors and Officers	MANAGEMENT OF THE FUND

19.	Control Persons and Principal Holders of Securities	CONTROL PERSONS

20.	Investment Advisory and Other Services	MANAGEMENT OF THE FUND

21.	Brokerage Allocation and Other Practices	BROKERAGE PRACTICES

22.	Tax Status	TAXES; TAX TREATMENT OF FUND INVESTMENTS

23.	Financial Statements	FINANCIAL STATEMENTS

ACP STRATEGIC OPPORTUNITIES FUND II, LLC

PART C: OTHER INFORMATION

ITEM 25:	FINANCIAL STATEMENTS AND EXHIBITS.

1.	FINANCIAL STATEMENTS:
a.
Audited Financial Statements for the Fiscal Year ended December 31, 2007 and unaudited Financial Statements for the period ended June 30, 2007 (including statement of Assets and Members Capital, Statement of Operations, Statement of Changes in Members Capital, Statement of Cash Flows, Financial Highlights and Notes the Financials)

2.	EXHIBITS

a.	Charter	Certificate of Formation as filed with the State of Delaware on January 28, 2002.*

b.	By-laws	Limited Liability Company Operating Agreement dated January 28, 2002.*

c.	Any Voting Trust Agreement	Not Applicable.

d.	All Instruments Defining Rights of Securities’ Holders	See Item 25(b).

e.	Dividend Reinvestment Plan	Not Applicable

f.	Constituent Instruments Defining the Rights of the Holders of Long-Term Debt	Not Applicable

g.	Investment Advisory Contracts	Form of Investment Management Agreement filed herewith

h.	Underwriting or Distribution Contract	Not Applicable

i.	Bonus, Profit Sharing, Pension or other Similar Contracts	Not Applicable

j.	Custodian Agreements and Depository Contracts	Custodian Services Agreement is filed herewith.

k.	All other Material Contracts	Fund Administration, Accounting and Investor Services Agreement is filed herewith.

l.	Opinion and Consent of Counsel	Not Applicable

m.	Consent to Service of Process	Not Applicable

n.	Copies of Any Other Opinions	Consent by independent registered public accounting firm

o.	Omitted Financial Statements	Not Applicable

p.	Initial Capital Agreements	Subscription Agreements are filed herewith.

q.	Retirement Plan	Not Applicable

r.	Code of Ethics	(1) Ascendant Capital Partners LP Personal Trading Policy / Code of Ethics.*

(2) ACP Strategic Opportunities Fund II, LLC Code of Ethics.*

*  Filed  with  the  Registrant's  initial  registration   statement  under  the Investment  Company  Act of  1940 on Form  N-2 on  February 13,  2002  (File  no. 811-21031) and incorporated herein by reference.

ITEM 26.	MARKETING ARRANGEMENTS.

Not Applicable

ITEM 27.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Not Applicable

ITEM 28.	PERSONS CONTROLLED BY OR UNDER CONTROL WITH REGISTRANT

No person is directly or indirectly under common control with Registrant, except that the Registrant may be deemed to be controlled by Ascendant Capital Partners, LP, a Delaware limited Partnership (the “Investment Manager”), the investment manager to the Registrant.  Information regarding the Investment Manager is set forth in its Form ADV, as filed with the Securities and Exchange Commission (SEC File No. 801-60843).

A substantial majority of the Registrant’s units (the “Units”) are held by a few Members. The ACP Institutional Series Strategic Opportunities Fund and the ACP Advantage Strategic Opportunities Fund (the “Feeder Funds”) together held approximately 55.86% of the Registrant’s outstanding Units as of March 31, 2008. The Feeder Funds are managed by a Board of Trustees, all of whom are directors of the Registrant. The Investment Manager is also the investment manager of the Feeder Funds. In addition, entities controlled by Robert E. Turner and family members held approximately 31.12% of the Registrant’s outstanding units (as of March 31, 2008).  As a result, these Members may be deemed to have the ability to determine the outcome of matters submitted to a vote of Members, including the election of directors.  In addition, the officers of Feeder Funds and the Registrant are identical.

ITEM 29.	NUMBER OF HOLDERS OF SECURITIES

Title of Class	Number of Record Holders (as of 3/31/08)
Units of Beneficial Interest in the Fund	35

ITEM 30.	INDEMNIFICATION

Reference is made to Section 3.7 of the Registrant’s Limited Liability Company Operating Agreement (the “Operating Agreement”) filed with its Form N-2 on February 13, 2002 and to Paragraph 9 of the Registrant’s Investment Management Agreement (“Investment Management Agreement”) filed as an exhibit hereto.  The Registrant hereby undertakes that it will apply the indemnification provisions of the Operating Agreement and the limitation of liability provisions of the Investment Management Agreement in a manner consistent with Release 40-11330 of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “Investment Company Act”), so long as the interpretation therein of Securities 17(h) and 17(i) of the Investment Company Act remains in effect.

The Registrant, in conjunction with the Investment Manager and the Registrant’s directors, maintains insurance on behalf of any person who is or was an independent director, officer, employee, or agent of the Registrant, against certain liability asserted against and incurred by, or arising out of, his or her position.  However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person or any act for which the Registrant itself is not permitted to indemnify.

ITEM 31.	BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER.

Other business, profession, vocation, or employment of a substantial nature in which each Investment Manager of the Registrant and each director, executive officer or partner of the Investment Manager is or has been, at any time during the last two fiscal years, engaged for his own account or in the capacity of director, officer, employee, partner or trustee are as follows:

INVESTMENT MANAGER

Ascendant Capital Partners, LP

Ascendant Capital Partners, LP ("Ascendant") is the Investment Manager for the ACP Strategic Opportunities Fund II, LLC.  Ascendant is a Delaware limited partnership whose principal address is at 1235 Westlakes Drive, Suite 130, Berwyn, PA 19312. Ascendant is an SEC registered investment adviser.

Name and Position with Investment Manager	Name, Address and Position with other Company
Gary E. Shugrue, President and Chief Investment Officer and General Partner	1. BHR Fund Advisors 1160 West Swedesford Rd Berwyn, PA 19312 Director 2. ACP Funds Trust (2 Series) 1235 Westlakes Drive, Ste. 130 Berwyn, PA 19312

ITEM 32.	LOCATION OF ACCOUNTS AND RECORDS.

The accounts, books and other documents required to be maintained by Registrant pursuant to Section 31(a) of the Investment Company Act and the rules promulgated thereunder are kept at the following locations:

1.	Pinnacle Fund Administration
8008 Corporate Center Drive Suite 310
Charlotte, NC 28226

2.	Ascendant Capital Partners, LP
1235 Westlakes Drive, Suite 130
Berwyn, PA 19312

ITEM 33.	MANAGEMENT SERVICES

Not Applicable.

ITEM 34.	UNDERTAKINGS.

The Registrant hereby undertakes to send by first class mail or other means designed to ensure  equally prompt delivery, within two business days of receipt of a written or oral request, any Statement of Additional Information.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, and the Commonwealth of Pennsylvania, on the 23rd day of April, 2008.

ACP STRATEGIC OPPORTUNITIES FUND II, LLC

By: /s/ Gary E. Shugrue

Gary E. Shugrue
President and Chief Investment Officer

EXHIBIT INDEX

EXHIBIT

2A(1)	Certificate of Formation as filed with the State of Delaware on January 28, 2002.*

2A(2)	Limited Liability Company Operating Agreement dated January 28, 2002.*

EX-99.2B	Not Applicable.

EX-99.2C	Not Applicable.

EX-99.2D	See Item 25(b).

EX-99.2E	Not Applicable.

EX-99.2F	Not Applicable.

EX-99.2G	Form of Investment Management Agreement is filed herewith.

EX-99.2H	Not Applicable

EX-99.2I	Not Applicable.

EX-99.2J(1)	Form of Custodian Services Agreement is filed herewith.

EX-99.2K	Form of Administration, Accounting and Investor Services Agreement is filed herewith.

EX-99.2L	Not Applicable.

EX-99.2M	Not Applicable.

EX-99.2N	Consent by independent registered public accounting firm

EX-99.2O	Not Applicable.

EX-99.2P	Subscription Agreement is filed herewith.

EX-99.2Q	Not Applicable.

EX-99.2R(1)	ACP Strategic Opportunities Fund II, LLC Code of Ethics.*

EX-99.2R(2)	Ascendant Capital Partners, LP Personal Trading Policy/Code of Ethics.*